Exhibit 99.2

PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations David Lim +1 844-632-1060 IR@univar.com Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Announces Pay-Down of Debt and Saccharin Case Settlement

DOWNERS GROVE, Ill. – April 3, 2019 – Univar Inc. (NYSE: UNVR) (“Univar Solutions,” or “The Company”) today announced it has paid down debt following the recently completed divestiture of Nexeo’s Plastics Business. Separately, the Company has reached an agreement to settle a previously disclosed case with the United States Department of Justice (the “DOJ”) regarding saccharin.

As previously announced, on March 29, 2019, Univar Solutions divested its plastics distribution business to an affiliate of One Rock Capital Partners, LLC for $640 million, subject to customary closing adjustments. On April 3, 2019, cash proceeds of the transaction were applied to outstanding debt balances.

Additionally, Univar Solutions reached a settlement agreement in a previously disclosed case with the DOJ regarding entries of saccharin that allegedly transshipped from the People’s Republic of China (“China”) through the Republic of China (“Taiwan”) and entered into commerce of the United States between 2007 and 2012. Under the settlement, Univar Solutions agreed to pay $62.5 million to fully resolve the matter. The Company does not admit any liability and the DOJ will dismiss the complaint in its entirety.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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